Exhibit 99.1
to Registration Statement
Registration Statement 333-84276

This information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute offers to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

FORM OF PROSPECTUS SUPPLEMENT (Subject to Completion, Dated                                , 2002)
(To Prospectus dated                            , 2002)

                                                     Equity Units
(Initially consisting of                                      Corporate Units)

            CenturyTel, Inc. is offering                   Equity Units. The Equity Units initially will consist of units referred to as Corporate Units with a stated amount of $25 per Corporate Unit. Each Corporate Unit will include a purchase contract under which you will agree to purchase from us shares of our common stock on                   , 2005 and we will pay to you contract adjustment payments at the annual rate of                    % of the stated amount of the Equity Units as described in this prospectus supplement. Each Corporate Unit also initially will include $25 principal amount of our                    % Senior Notes, Series J, due 2007. Because the senior notes are pledged as collateral for your obligation under the purchase contracts, the senior notes will not trade separately from the Corporate Units unless and until substitution is made as described in this prospectus supplement. The senior notes are described in this prospectus supplement and our accompanying prospectus.

            We intend to apply to list the Corporate Units on the New York Stock Exchange under the symbol "              "      On                               , 2002, the last reported sale price of our common stock on the New York Stock Exchange was $               per share.

           Investing in the Equity Units involves risks. See "Risk Factors" beginning on page S-            of this prospectus supplement.

	Price to Public	Underwriting Discount	Proceeds to CenturyTel (before expenses)

Per Corporate Unit (1)	$	$	$
Total	$	$	$

_____________
(1)     Plus accrued interest and accumulated contract adjustment payments from              , 2002, if settlement occurs after that date.

            We have granted the underwriters a 30-day option to purchase up to                  additional Corporate Units at the price to the public, less the underwriting discount, to cover over-allotments.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           Delivery of the Corporate Units is expected to be made on or about                  , 2002.

The date of this prospectus supplement is                    , 2002.

           You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents. The information contained in our website, www.centurytel.com, is not a part of this prospectus supplement or the accompanying prospectus.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Page
About This Prospectus
Where You Can Find More Information
Forward-Looking Statements
CenturyTel
CenturyTel Capital Trust I
Use of Proceeds
Earnings Ratios
Description of Securities
Description of Debt Securities
Description of Preferred Stock
Description of Depositary Shares
Description of Common Stock
Description of Warrants
Description of Purchase Contracts and Purchase Units
Description of Trust Preferred Securities
Description of Trust Preferred Securities Guarantee
Plan of Distribution
Legal Matters
Experts

ABOUT THIS PROSPECTUS SUPPLEMENT

           This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Equity Units. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

           If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

           References in this prospectus supplement and the accompanying prospectus to "CenturyTel," "we," "us" and "our" are to CenturyTel, Inc., and not any of our subsidiaries (unless the context otherwise requires and except under the heading "Prospectus Supplement Summary– CenturyTel" in this prospectus supplement and under the heading "CenturyTel" in the accompanying prospectus, where such terms refer to the consolidated operations of CenturyTel and our subsidiaries).

FORWARD-LOOKING STATEMENTS

           Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Our actual results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:

  our ability to effectively manage our growth, including successfully financing and timely consummating our pending acquisitions on the terms described elsewhere in this prospectus supplement, integrating newly acquired properties into our operations, hiring adequate numbers of qualified staff and successfully upgrading our billing and other information systems our ability to timely consummate the pending sale of our wireless business on the terms described elsewhere in this prospectus supplement the risks inherent in rapid technological change

  the effects of ongoing changes in the regulation of the communications industry, including the final outcome of pending regulatory and judicial proceedings affecting communication companies generally the effects of greater than anticipated competition in our markets possible changes in the demand for, or pricing of, our products and services, including lower than anticipated demand for our newly offered products and services our ability to successfully introduce new product or service offerings on a timely and cost-effective basis the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy.

           These factors, and others, are described in greater detail in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for our obligations to disclose material information under the federal securities laws, we undertake no obligation to update any of our forward-looking statements for any reason.

 PROSPECTUS SUPPLEMENT SUMMARY

           The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all of the information included in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional ___,000,000 Corporate Units.

CenturyTel

           We are a regional integrated communications company. We are primarily engaged in providing local telephone and wireless communications services in 21 states. As described further below, we recently agreed to sell our wireless communications business. We also provide long distance, Internet, competitive local exchange, broadband data, security monitoring, and other communications and business information services. For the year ended December 31, 2001, local telephone and wireless communications services provided 71% and 21%, respectively, of our consolidated revenues.

Operations

           Telephone operations. Based on published sources, we believe that we are currently the eighth largest local exchange telephone company in the United States, measured by the number of telephone access lines served. At December 31, 2001, our telephone subsidiaries served approximately 1.8 million access lines in 21 states, primarily in rural, suburban and small urban communities (not including approximately 675,000 access lines that we have agreed to purchase under the agreements discussed below). All of our access lines are served by digital switching technology, which in conjunction with other technologies allows us to offer additional premium services to our customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting.

           The following table sets forth information with respect to our access lines as of December 31, 2001.

	December 31, 2001
State	Number of Access Lines	Percent of Access Lines
Wisconsin	498,331(1)	28%
Arkansas	271,617	15
Washington	189,868	11
Missouri	130,651(2)	7
Michigan	114,643	6
Louisiana	104,043	6
Colorado	97,571	6
Ohio	84,636	5
Oregon	78,592	4
Montana	65,974	4
Texas	51,451	3
Minnesota	31,110	2
Tennessee	27,660	2
Mississippi	23,579	1
New Mexico	6,396	-
Idaho	6,119	-
Indiana	5,490	-
Wyoming	5,408	-
Iowa	2,072	-
Arizona	1,937	-
Nevada	495	-

	1,797,643	100%

(1)	Approximately 61,990 of these lines are owned and operated by CenturyTel's 89%-owned affiliate.
(2)	These lines are owned and operated by CenturyTel's 75.7%-owned affiliate.

            We expect future growth in our telephone operations from acquiring additional telephone properties, providing service to new customers, increasing network usage and providing additional services.

            Our telephone subsidiaries are installing fiber optic cable in certain of our high traffic markets and have provided alternative routing of telephone service over fiber optic cable networks in several strategic operating areas. At December 31, 2001, our telephone subsidiaries had approximately 10,900 miles of fiber optic cable in use.

            Wireless Operations. Based on published sources, we believe that we are currently the eighth largest cellular telephone company in the United States, based on cellular pops. At December 31, 2001, our majority-owned and operated cellular systems had access to approximately 7.8 million cellular pops and served approximately 797,000 customers in 19 MSAs and 22 RSAs in Michigan, Louisiana, Arkansas, Mississippi, Wisconsin and Texas. At December 31, 2001, we also owned minority equity interests in cellular companies operating in 10 MSAs and 22 RSAs, which represent approximately 2.0 million additional cellular pops. As described further below under "– Pending Acquisitions and Dispositions — Wireless Operations Divestiture," we agreed on March 19, 2002, to sell our wireless business to an affiliate of Alltel Corporation.

            Other Operations. We also provide long distance, Internet, competitive local exchange, broadband data, and security monitoring in certain local and regional markets, as well as certain printing and related business information services. At December 31, 2001, our long distance business served approximately 465,000 customers in certain of our markets, and we provided Internet access services to a total of approximately 144,800 customers, 121,500 of which received traditional dial-up Internet service and 23,300 of which received retail DSL services.

            In late 2000, we began offering competitive local exchange telephone services, coupled with long distance, wireless, Internet access and other services, to small to medium-sized businesses in Monroe and Shreveport, Louisiana, and in late 2001, we began offering similar services in Grand Rapids and Lansing, Michigan.

            In connection with our long-range plans to sell capacity to other carriers in or near certain of our select markets, we began providing broadband data service in the second quarter of 2001 to customers over a recently constructed 700-mile fiber optic ring connecting several communities in southern and central Michigan.

Pending Acquisitions and Dispositions

            Wireline Acquisitions. On October 22, 2001, we entered into definitive agreements to purchase from affiliates of Verizon Communications, Inc. assets comprising all of Verizon's local telephone operations in Missouri and Alabama for approximately $2.159 billion in cash, subject to certain adjustments described below.

            The assets to be purchased will include (i) all telephone access lines (which numbered approximately 372,000 as of December 31, 2001) and related property and equipment comprising Verizon's local exchange operations in 98 exchanges in predominantly rural and suburban markets throughout Missouri, several of which are adjacent to properties currently owned and operated by us, (ii) all telephone access lines (which numbered approximately 304,000 as of December 31, 2001) and related property and equipment comprising Verizon's local exchange operations in 90 exchanges in predominantly rural markets throughout Alabama, (iii) Verizon's assets used to provide DSL and other high speed data services within the purchased exchanges in both states and (iv) an aggregate of approximately 2,800 route miles of fiber optic cable within the purchased exchanges in both states. The acquired assets will not include Verizon's wireless, long distance, dial-up Internet, or directory publishing operations. The purchase price will be adjusted to, among other things, (i) reimburse Verizon for pre-closing construction costs and (ii) compensate us if Verizon fails to attain certain specified pre-closing capital expenditure targets. We do not expect the aggregate effect of these adjustments to be material.

            We have received the principal FCC approvals and waivers necessary for us to consummate the acquisitions on the terms proposed, and the Alabama Public Service Commission has approved our purchase of the Alabama properties. Our purchase of the Missouri properties remains subject to the approval of the Missouri Public Service Commission. Consummation of each transaction is also subject to the receipt of certain additional FCC approvals, the receipt of certain third party consents and various other customary closing conditions. Subject to these conditions, we expect to complete the purchase of the Alabama properties late in the second quarter of 2002, and the purchase of the Missouri properties during the third quarter of 2002. Neither purchase is conditioned upon the completion of the other purchase. Under each definitive agreement, we have agreed to pay Verizon 10% of the transaction consideration if the purchase is not consummated under certain specified conditions, including our inability to finance the transaction.

            We expect to use the net proceeds from this offering to finance a portion of the cost of the Verizon acquisitions. See "Use of Proceeds."

            Wireless Operations Divestiture. On March 19, 2002, we entered into a definitive agreement to sell the stock of our wireless business to an affiliate of Alltel Corporation in exchange for $1.65 billion in cash, subject to certain adjustments that we do not expect to be material. We anticipate that our after-tax proceeds from this sale will be approximately $1.3 billion.

            We have agreed to (i) seek acknowledgments from some of our cellular partners confirming that they do not hold "first refusal" rights to purchase certain of our cellular partnership interests, (ii) seek waivers from certain other partners of their first refusal rights and (iii) in certain instances, offer a limited number of our cellular partnership interests to partners holding such rights. The sale is subject to the satisfactory completion of these processes for various partnerships.

            The sale is also subject to (i) approval by the FCC, (ii) our request to waive certain FCC rules not being denied by the FCC, (iii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) receipt of third-party consents and (v) various other customary closing conditions. Subject to these conditions, we expect to complete the sale in the third quarter of 2002.

            Future Acquisitions. We continually evaluate the possibility of acquiring additional telecommunications assets in exchange for cash, securities or both, and at any given time may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions until we have entered into a preliminary or definitive agreement. Over the past few years, the number and size of communications properties on the market has increased substantially. Although our primary focus will continue to be on acquiring interests near our properties or that serve a customer base large enough for us to operate efficiently, we may also acquire other communications interests and these acquisitions could have a material impact upon CenturyTel.

Proposed Financing Transactions

            We will be required to pay Verizon an aggregate of approximately $2.159 billion upon consummation of our pending Verizon acquisitions during the second and third quarters of 2002. In addition, at March 31, 2002, we owed approximately $486.3 million under a credit facility that is due in August 2002. We will be required in October 2002 to redeem an additional $400.0 million of long-term remarketable debt if the remarketing dealer does not exercise its remarketing option; we currently anticipate, however, that the remarketing dealer will exercise its option and that this debt will remain outstanding.

            Although our financing plans are not yet complete and will depend upon market conditions and other factors, we currently plan to finance our pending Verizon acquisitions and the payment of our debt due in August 2002 with:

            [TO COME]

            There is no assurance that these sources of funds will be available or sufficient for our needs. For additional information, see "–Summary Pro Forma Financial Data" and "Risk Factors– Risk Factors Relating to CenturyTel."

            When used in this prospectus supplement and the accompanying prospectus, (1) the term "MSA" means a Metropolitan Statistical Area for which the Federal Communications Commission (the "FCC") has granted a cellular operating license, (2) the term "RSA" means a Rural Service Area for which the FCC has granted a cellular operating license, (3) the term "DSL" means digital subscriber lines, through which we provide high-speed Internet service, (4) the term "LEC" means a local exchange carrier that provides local telephone service and (5) the term "pops," whenever used with respect to our wireless operations, means the population of licensed markets (based on independent third-party population estimates) multiplied by our proportionate equity interests in the licensed operators of those markets.

The Offering

What are the components of a Corporate Unit?

            Each Corporate Unit consists of a purchase contract and, initially, $25 principal amount of our senior notes. The senior note that is a component of each Corporate Unit is owned by you, but it will be pledged to us to secure your obligations under the purchase contract. If the senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio described below will replace the senior note as a component of each Corporate Unit and will be pledged to us to secure your obligations under the purchase contract.

What is a purchase contract?

            Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on                  , 2005, for $25, a number of newly issued shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances set forth in "Description of the Purchase Contracts—Anti-Dilution Adjustments," as follows:

  if the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $                 , the settlement rate will be

  if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $25 divided by the applicable market value, and if the applicable market value is less than or equal to the reference price, the settlement rate will be .

            "Applicable market value" means the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding                  , 2005. The "reference price" is $                    , which equals the last reported sale price of our common stock on the NYSE on                   , 2002.

What are Treasury Units?

            Treasury Units are Equity Units consisting of a purchase contract and a Treasury security. The Treasury security is a 2.5% undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on                 , 2005. The Treasury security that is a component of each Treasury Unit will be owned by the holder of the Treasury Unit, but it will be pledged to us to secure the holder's obligation under the purchase contract.

How can I create Treasury Units from Corporate Units?

            Unless the Treasury portfolio described below has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding                      , 2005, to substitute for the related senior notes held by the collateral agent zero-coupon U.S. Treasury securities with the CUSIP number specified in this prospectus supplement and that mature on                   , 2005, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. This substitution will create Treasury Units, and the applicable senior notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, however, holders of Corporate Units may make substitutions only in multiples of                       Corporate Units, at any time on or prior to the second business day immediately preceding                    , 2005. In such a case, holders would obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable senior notes.

How can I recreate Corporate Units from Treasury Units?

            Unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, each holder of Treasury Units will have the right at any time on or prior to the fifth business day immediately preceding                  , 2005, to substitute senior notes for the related Treasury securities held by the collateral agent in an aggregate principal amount of such senior notes equal to the aggregate principal amount at stated maturity of the Treasury securities. This substitution would recreate Corporate Units, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, holders of the Treasury Units may make this substitution at any time on or prior to the second business day immediately preceding               , 2005, but using the applicable ownership interest of the Treasury portfolio instead of senior notes and only in integral multiples of            Treasury Units.

To what payments am I entitled as a holder of Corporate Units?

            Holders of Corporate Units will be entitled to receive cash distributions consisting of quarterly interest payments on the related senior notes payable by us at the rate of              % of the stated amount of $25 per year and quarterly contract adjustment payments, payable by us at the rate of              % of the stated amount of $25 per year. Our obligations to make contract adjustment payments, but not interest payments on our senior notes, will be subordinate and junior in right of payment to our senior indebtedness. Because the senior notes will be subject to the regulations concerning contingent payment debt instruments, original issue discount, or OID, will accrue on each related senior note for United States federal income tax purposes.

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

            Holders of Treasury Units will be entitled to receive cash distributions consisting of quarterly contract adjustment payments payable by us at the rate of                % of the stated amount of $25 per year. OID will accrue on each related Treasury security.

What are the payment dates for the Corporate Units?

            The contract adjustment payments described above in respect of the Corporate Units will be payable quarterly in arrears on                  ,                        ,                      and                       of each year, commencing               , 2002. These payments will be payable to but excluding the earlier of                      , 2005 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. Interest payments on the senior notes are described below under the questions and answers beginning with "What interest payments will I receive on the senior notes?"

What is remarketing?

            Unless a tax event redemption has occurred, the senior notes of Corporate Unit holders first will be remarketed on the third business day immediately preceding                        , 2005. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.25% of the purchase price for the Treasury portfolio. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts. When paid at maturity, the principal amount of the Treasury portfolio equal to the principal amount of the senior notes will automatically be applied to satisfy the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts.

            If the initial remarketing of the senior notes on the third business day preceding               , 2005 is unsuccessful because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the senior notes will continue to be a component of Corporate Units, and a second remarketing will be attempted on the third business day immediately preceding                    , 2005. If the second remarketing of the senior notes on the third business day preceding             , 2005 similarly is unsuccessful, the senior notes will continue to be a component of Corporate Units, and a third remarketing will be attempted on the third business day immediately preceding               , 2005.

            Unless one of the first three remarketings has been successful, the senior notes of Corporate Unit holders who have failed to deliver cash on or prior to the fourth business day before               , 2005 in order to satisfy their obligations under the related purchase contracts will be remarketed for the fourth time on the third business day immediately preceding                   , 2005. In this final remarketing, the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.25% of the aggregate principal amount of these senior notes. The portion of the proceeds from the remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Corporate Unit holders' obligations to purchase our common stock under the related purchase contracts.

            In connection with a successful first, second or third remarketing of the senior notes, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. In connection with a successful final remarketing, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders.

            If the final remarketing of the senior notes on the third business day prior to             , 2005 is unsuccessful because the remarketing agent cannot obtain a price of at least 100% of the aggregate principal amount of the senior notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law and such disposition will be deemed to satisfy in full the holder's obligation to purchase our common stock under the related purchase contracts.

What is the Treasury portfolio?

            The Treasury portfolio is a portfolio consisting of:

  zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to
  , 2005 in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and

  with respect to the scheduled interest payment date on the senior notes that occurs on                  , 2005, in the case of a successful remarketing of the senior notes, or with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before               , 2005, in the case of a tax event redemption, zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the senior notes included in Corporate Units, assuming no reset of the interest rate on the senior notes.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

            Holders of senior notes that are not components of Corporate Units may elect to have their senior notes remarketed by the remarketing agent.

Besides participating in a remarketing, how else may I satisfy my obligations under the purchase contracts?

            Holders of Equity Units may satisfy their obligations under the purchase contracts:

  in the case of holders of Treasury Units, by delivering and pledging the related Treasury securities in substitution of their senior notes and applying the cash payments received on the pledged Treasury securities through early settlement, by delivering cash to the purchase contract agent, in the case of holders of Corporate Units, on or prior to the fifth business day immediately preceding           , 2005 or, in the case of holders of Treasury Units, on or prior to the second business day immediately preceding               , 2005

  in the case of holders of Corporate Units only, by settling the related purchase contracts with separate cash on or prior to the fourth business day immediately preceding                  , 2005, pursuant to prior notice to the purchase contract agent

  if we are involved in a merger, acquisition or consolidation prior to                , 2005 in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Units—Early Settlement upon Cash Merger," or without any further action, upon the termination of the purchase contracts as a result of the bankruptcy, insolvency or reorganization of CenturyTel.

            If the holder of an Equity Unit settles a purchase contract early, or if the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

What interest payments will I receive on the senior notes?

            Interest payments on the senior notes will be payable initially at the annual rate of         % of the principal amount of $25 per senior note to, but excluding, the reset effective date, which will be the third business day following the day on which any remarketing of the senior notes is successfully completed. Following a reset of the interest rate, the senior notes will bear interest from the reset effective date, at the reset rate, to, but excluding,              , 2007. Because the senior notes are subject to the contingent payment debt instrument rules, OID will accrue on the senior notes.

What are the interest payment dates on the senior notes?

            Interest payments will be payable quarterly in arrears on each             ,               ,                   and           , commencing            , 2002.

When will the interest rate on the senior notes be reset?

            The interest rate on the senior notes will be reset in connection with the initial remarketing or, if it is unsuccessful, the next successful subsequent remarketing. Unless a tax event redemption has occurred, the interest rate on the senior notes will be reset on the initial remarketing date, which will be three business days immediately preceding         , 2005, and such reset rate will become effective on             , 2005. If the initial remarketing is unsuccessful, however, the interest rate on the senior notes will not be reset on the initial remarketing date and instead will be reset on the second remarketing date, which will be three business days immediately preceding                , 2005, and such reset rate will become effective on               , 2005. Similarly, if the second remarketing is unsuccessful, the interest rate on the senior notes will not be reset on the second remarketing date and instead will be reset on the    third remarketing date, which will be three business days immediately preceding                 , 2005, and such interest rate will become effective on                 , 2005. Finally, if the third remarketing is unsuccessful, the interest rate on the senior notes will not be reset on the third remarketing date and instead, irrespective of whether the final remarketing is successful, will be reset on the fourth and final remarketing date, which will be three business days immediately preceding                  , 2005 and such reset rate will become effective on                 , 2005.

What is the reset rate?

            In the case of a reset on the third business day immediately preceding            , 2005,               , 2005, or                   , 2005, the reset rate will be the rate the remarketing agent determines that the senior notes should bear in order for the senior notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.25% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding           , 2005, the reset rate will be the rate the remarketing agent determines that the senior notes should bear in order for each senior note to have an approximate market value of 100.25% of the aggregate principal amount of the senior note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the senior notes be redeemed?

            The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement under "Description of the Senior Notes– Tax Event Redemption." Following any such redemption of the senior notes, which we refer to as a tax event redemption, prior to              , 2005, investors that own Corporate Units will own the applicable ownership interest of the Treasury portfolio as a component of their Corporate Units.

What are the federal income tax consequences related to the Corporate Units, Treasury Units and senior notes?

            Because an Equity Unit will initially consist of a purchase contract and a senior note, the purchase price of each Equity Unit will be allocated between the purchase contract and the related senior note in proportion to their relative fair market values at the time of purchase. CenturyTel expects that as of the date of issuance of the Equity Units, the fair market value of each purchase contract will be $0 and the fair market value of each senior note will be $25.

            The senior notes will be subject to the regulations concerning contingent payment debt instruments. As such, a holder will be subject to federal income tax on the accrual of original issue discount, or OID, in respect of the senior notes, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the senior notes or of the Corporate Units to the extent allocable to the senior notes.

            Holders who own Treasury Units will be required to include in their gross income their allocable share of any OID or acquisition discount that accrues on the Treasury securities.

            If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, holders will be required to include in their gross income their allocable share of OID on the Treasury portfolio.

            To the extent CenturyTel is required to file information returns with respect to purchase contract adjustment payments, we intend to report such payments as taxable ordinary income to holders, but each holder may want to consult its own tax advisor concerning alternative characterizations.

            Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of Equity Units or instruments similar to Equity Units, each holder is urged to consult its own tax advisor concerning the tax consequences of an investment in Equity Units.

The Offering—Explanatory Diagrams

            The following diagrams and tables demonstrate some of the key features of the purchase contracts, Corporate Units, Treasury Units and the senior notes, and the transformation of Corporate Units into Treasury Units and senior notes.

            The following diagrams and tables assume that the senior notes are successfully remarketed and the interest rate on the senior notes is reset on the third business day immediately preceding                   , 2005.

Purchase Contracts

            Corporate Units and Treasury Units both include a purchase contract under which the investor agrees to purchase shares of our common stock at the end of three years. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

            For illustrative purposes only, the following table shows the fraction of a share of our common stock issuable upon settlement of each purchase contract at various assumed values for the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, which we refer to as the "applicable market value."

            The $         threshold appreciation price represents an appreciation of        % above the reference price of $             . The table assumes that there will be no adjustments to the settlement rate as described under "Description of the Purchase Contracts—Anti-Dilution Adjustments." We cannot assure you that the actual applicable market value will be within the range of hypothetical applicable market values set forth below, which is provided solely for illustrative purposes and is not intended to represent any prediction of future values.
Assumed Applicable Market Value	Fraction of a Share of our Common Stock	Value of Common Stock Received
$20		$
25
30
35
40
  If, on the purchase contract settlement date, the applicable market value of a share of our common stock is greater than or equal to the threshold appreciation price of $        , we would be obligated to deliver                 shares of our common stock for each purchase contract. As a result, the
  holder would receive          % of the appreciation in the market value of the shares of our
  common stock underlying each purchase contract above $        .

  If, on the purchase contract settlement date, the applicable market value of a share of our common stock is less than the threshold appreciation price of $         but greater than the reference price of $        , we would be obligated to deliver a number of shares of our common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of shares of our common stock underlying each purchase contract for that period.

  If, on the purchase contract settlement date, the applicable market value of a share of our common stock is less than or equal to the reference price of $              , we would be obligated to deliver in settlement of the purchase contract         shares of our common stock for each purchase contract, regardless of the market price of the shares of our common stock. As a result the holder would realize the entire loss on the decline in market value of the shares of our common stock underlying each purchase contract for that period.

Corporate Units

            A Corporate Unit consists of two components as described below:

  The investor owns the senior note but will pledge it to us to secure its obligations under the purchase contract.
  Following a successful remarketing of the senior notes on or before the third remarketing date, which will be three business days immediately preceding          , 2005, the applicable ownership interest of the Treasury portfolio will replace the senior note as a component of the Corporate Unit.

 Treasury Units

            A Treasury Unit consists of two components as described below:

  The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

Senior Notes

            Senior notes have the terms described below:

Transforming Corporate Units into Treasury Units and Senior Notes

  To create a Treasury Unit, the investor separates a Corporate Unit into its components—the purchase contract and the senior note—and then combines the purchase contract with a zero-coupon Treasury security that matures concurrently with the maturity of the purchase contract.

  The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

  The Treasury security together with the purchase contract constitutes a Treasury Unit. The senior note, which is no longer a component of the Corporate Unit, is tradeable as a separate security.

  Following the remarketing of the senior notes or a tax event redemption, upon the transformation of a Corporate Unit into a Treasury Unit, the applicable ownership interest of the Treasury portfolio, rather than the senior note, will be released to the holder and will trade separately.

  The investor can also transform Treasury Units and senior notes into Corporate Units. Following that transformation, the Treasury security, which is no longer a component of the Treasury Unit, is tradeable as a separate security.

  The transformation of Corporate Units into Treasury Units and senior notes, and the transformation of Treasury Units and senior notes into Corporate Units, requires certain minimum amounts of securities, as more fully described in this prospectus supplement.

Summary Supplemental Historical Financial Data
(Dollars in thousands)

[TO COME]

Summary Pro Forma Financial Data
(Dollars in thousands)

[TO COME]

Risk Factors

            You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the specific factors under "Risk Factors" beginning on the next page.

RISK FACTORS

            Before purchasing the Equity Units, you should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the Equity Units.

Risk Factors Relating to CenturyTel

            Over the next two quarters, we will need to raise a substantial amount of cash, which, if successfully obtained, will increase our leverage.

            We will be required to pay Verizon an aggregate of approximately $2.159 billion upon consummation of our pending Verizon acquisitions during the second and third quarters of 2002. In addition, at March 31, 2002, we owed approximately $486.3 million under a credit facility that is due in August 2002. We will be required in October 2002 to redeem an additional $400.0 million of long-term remarketable debt if the remarketing dealer does not exercise its remarketing option; we currently anticipate, however, that the remarketing dealer will exercise its option and that this debt will remain outstanding.

            We currently plan to finance our pending Verizon acquisitions and the payment of our debt in August 2002 with proceeds from this offering and our pending wireless divestiture, in addition to the other potential sources of cash described under "Prospectus Supplement Summary – CenturyTel — Proposed Financing Transactions." Our financing plans, however, are not yet complete and will be dependent upon market conditions and other factors. There is no assurance that these sources of funds will be available or sufficient for our needs.

            Assuming we successfully fund all of our near-term cash requirements, we will have a substantial amount of indebtedness. See "Capitalization." This could hinder our ability to adjust to changing market and economic conditions. In connection with executing our business strategies, we are continuously evaluating the possibility of acquiring additional telecommunications assets, and we may elect to finance acquisitions by incurring additional indebtedness. If we incur significant additional indebtedness, our credit ratings could be adversely affected. As a result, our borrowing costs could increase and our access to capital may be adversely affected.

            Our operations are expected to undergo material changes, and our actual operating results will differ from the results indicated in our historical and pro forma financial statements.

            Upon completion of our pending Verizon acquisitions and our pending wireless divestiture, our mix of operating assets will differ materially from those operations upon which our historical financial statements are based. Consequently, our historical financial statements may not be reliable as an indicator of future results. Moreover, the pro forma financial information summarized and incorporated by reference in this prospectus supplement and the accompanying prospectus, while helpful in illustrating certain effects of our pending transactions and proposed financings, does not attempt to predict or suggest future operating results. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if such pending transactions had been consummated on the dates and in accordance with the assumptions described in such information, nor is it necessarily indicative of our future operating results or financial position.

            Our future results will suffer if we do not timely complete our pending acquisitions and effectively manage our growth.

            We expect our future growth to come from acquiring additional telephone properties, expanding into new markets, providing service to new customers, increasing network usage and providing additional products and services. Our future growth depends, in part, upon our ability to:

  obtain financing and regulatory approvals for our pending Verizon acquisitions on terms acceptable to us upgrade our billing and other information systems
  retain and attract technological, managerial and other key personnel to work at our Monroe, Louisiana headquarters and regional offices effectively manage our day to day operations while attempting to execute our business strategy of expanding our wireline operations and divesting our wireless operations realize the projected growth and revenue targets developed by our management in valuing newly acquired businesses, and continue to identify new acquisition opportunities that we can finance, complete and operate on attractive terms.

            Our rapid growth poses substantial challenges for us to integrate new operations into our existing business, to successfully monitor our operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. If we are not able to meet these challenges effectively, our results of operations may be harmed.

            Our industry is highly regulated, and continues to undergo various fundamental regulatory changes.

            As a diversified full service incumbent local exchange carrier, or ILEC, we have traditionally been subject to significant regulation from federal, state and local authorities. This regulation restricts our ability to raise our rates and to compete, and imposes substantial compliance costs on us. In recent years, the communications industry has undergone various fundamental regulatory changes that have generally reduced the regulation of telephone companies and permitted competition in each segment of the telephone industry. These changes could adversely effect us by reducing the fees that we are permitted to charge, altering our tariff structures, or otherwise changing the nature of our operations and competition in our industry. We are unable to predict the future actions of the various regulatory bodies that govern us, but such actions could materially affect our business.

            We face competition, which could adversely affect us.

            As a result of various technological, regulatory and other changes, the telecommunications industry has become increasingly competitive, and we expect these trends to continue. The number of companies that have requested authorization to provide local exchange service in our markets has increased in recent years, and we anticipate that others will take similar action in the future. As an ILEC, our competitors include competitive local exchange carriers, or CLECs, and other providers (or potential providers) of communications services, such as internet service providers, wireless telephone companies, satellite companies, alternate access providers, neighboring ILECs, long distance companies and cable companies that may provide services competitive with ours or services that we intend to introduce. We cannot assure you that we will be able to compete effectively with all of these industry participants.

            We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. We cannot predict which future technologies, products or services will be important to maintain our competitive position or what funding will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on how well we market our products and services, and on our ability to anticipate and respond to various competitive factors affecting the industry, including a changing regulatory environment that may affect us differently from our competitors, new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

            Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. In addition, some of our competitors can raise capital at a lower cost than we can, and have substantially stronger brand names. Consequently, some competitors may be able to charge lower prices for their products and services, to develop and expand their communications and network infrastructures more quickly, to adapt more swiftly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the marketing and sale of their products and services than we can.

            While we expect our telephone revenues to grow as the economy improves, our internal telephone revenue growth rate has slowed in recent years and may continue to slow during upcoming periods.

            Our agreements and organizational documents and applicable law could limit another party's ability to acquire us at a premium.

            Under our articles of incorporation, each share of common stock that has been beneficially owned by the same person or entity continually since May 30, 1987 generally entitles the holder to ten votes on all matters duly submitted to a vote of shareholders. As of March 20, 2002, the holders of our ten-vote shares held approximately 43.5% of our total voting power. In addition, a number of other provisions in our agreements and organizational documents, including our shareholder rights plan, and various provisions of applicable law may delay, defer or prevent a future takeover of CenturyTel unless the takeover is approved by our board of directors. This could deprive you of any related takeover premium for the common stock underlying the Equity Units. For additional information, see "Description of Common Stock– Certain Provisions Affecting Takeovers" in the accompanying prospectus.

Risk Factors Relating to the Equity Units

            You assume the risk that the market value of our common stock may decline.

            Although as a holder of Equity Units you will be the beneficial owner of the related senior notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our common stock. Prior to                , 2005, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the principal of the appropriate applicable ownership interest of the Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the senior notes, in the case of Corporate Units, or the principal of the related Treasury securities when paid at maturity, in the case of Treasury Units, will automatically be used to purchase a specified number of shares of our common stock on your behalf. The market value of the common stock received by you on               , 2005 may not be equal to or greater than the effective price per share of $             paid by you for our common stock on the date of this prospectus supplement. If the applicable market value of the common stock is less than $              , the aggregate market value of the common stock issued to you pursuant to each purchase contract on                 , 2005 will be less than the effective price per share paid by you for the common stock on the date of this prospectus supplement. Accordingly, you assume the risk that the market value of the common stock may decline, and that the decline could be substantial.

            The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common stock.

            Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on                , 2005 (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share of $             paid by you for our common stock on the date of this prospectus supplement if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of approximately           % over $                 ). This situation occurs because in this event, you would receive on                 , 2005 only approximately                % (the percentage equal to $                 divided by the threshold appreciation price) of the shares of common stock that you would have received if you had made a direct investment in the common stock on the date of this prospectus supplement.

            The trading prices for the Equity Units will be directly affected by the trading prices of our common stock.

            The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, senior notes and our common stock.

            If you hold Equity Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

            If you hold Equity Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Equity Units on                , 2005, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

            We may issue additional shares of common stock and thereby materially and adversely affect its price.

            The number of shares of common stock that you are entitled to receive on           , 2005 or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on                  , 2005, or as a result of early settlement of a purchase contract, or for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no fiduciary, contractual or other obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the trading price of our common stock and, because of the relationship of the number of shares to be received on                  , 2005 to the price of the common stock, the trading price of Corporate Units or Treasury Units.

            The secondary market for the Equity Units may be illiquid.

            It is not possible to predict how our Corporate Units, Treasury Units or senior notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our Corporate Units or our Treasury Units. We intend to apply to list the Corporate Units on the NYSE, under the symbol "            .." If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may try to list the senior notes or the Treasury Units on the same exchange as the Corporate Units, but will have no obligation to do so. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the senior notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a holder were to substitute Treasury securities for senior notes or senior notes for Treasury securities, thereby converting Treasury Units to Corporate Units or Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the NYSE or that trading in the Corporate Units will not be suspended as a result of elections by holders to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Corporate Units be outstanding at any time.

            Your rights to the pledged securities will be subject to our security interest.

            Although you will be the beneficial owner of the related senior notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to                          , as the collateral agent, to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

            We may redeem the senior notes upon the occurrence of a tax event.

We may redeem the senior notes, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time before                , 2007 if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise our option, we will redeem the senior notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the senior notes, we will pay the redemption price in cash to the holders of the senior notes. If the tax event redemption occurs before a successful remarketing, the redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price to the holder, and the Treasury portfolio will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your senior notes are not components of Corporate Units, you will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if the Treasury portfolio is substituted as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

            The senior notes and contract adjustment payments will be effectively subordinated to the debt of our subsidiaries.

            As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the senior notes, and to make contract adjustment payments under the purchase contracts. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the senior notes or the purchase contracts or, subject to limited exceptions for tax-sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries' loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. As of December 31, 2001, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.8 billion. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of Equity Units to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of December 31, 2001, our subsidiaries had approximately $557.5 million of aggregate outstanding long-term debt. In addition, our obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to our obligations under our senior indebtedness.

            The United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

            No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on the disposition of a senior note or a Corporate Unit to the extent such gain is allocable to a senior note prior to the remarketing date generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax related risks, see "Prospectus Supplement Summary—The Offering" and "United States Federal Income Tax Consequences."

            The senior notes will be classified as contingent payment debt instruments and you will be required to accrue original issue discount.

            For United States federal income tax purposes, the senior notes will be classified as contingent payment debt instruments. As a result, you will be required to include original issue discount, or OID, in income during your ownership of the senior notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or upon other disposition of the senior notes. See "United States Federal Income Tax Consequences."

            The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

            The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of OID through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital in nature. The deductibility of capital losses for United States federal income tax purposes is subject to certain limitations.

USE OF PROCEEDS

            Our net proceeds from the sale of Corporate Units in this offering are estimated to be approximately $____ million (approximately $____ million if the underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds to [subject to completion].

            Pending the closing of the initial Verizon acquisition (which we expect to occur late in the second quarter of 2002), we intend to use the net proceeds of this offering to repay existing short-term debt.

PRICE RANGE AND DIVIDENDS OF COMMON STOCK

            Our common stock is listed on the New York Stock Exchange and is traded under the symbol "CTL." The following table sets forth the high and low sale prices, along with the quarterly dividends paid, for each of the quarters indicated:

	Sales Prices		Dividend paid per Common Share
	High	Low
2002
First quarter	$ 35.50	$28.80	$.0525
Second quarter (through April 25, 2002)	34.45	31.80	.0525(1)

2001
First quarter	$ 39.88	$25.45	$.0500
Second quarter	30.42	26.90	.0500
Third quarter	36.50	28.30	.0500
Fourth quarter	35.79	30.25	.0500

2000
First quarter	$ 47.31	$32.31	$.0475
Second quarter	40.38	24.44	.0475
Third quarter	32.38	25.25	.0475
Fourth quarter	38.50	26.81	.0475

1999	$ 49.00	$ 35.13	$.1800

(1)	Anticipated to be paid in June 2002.

            Purchasers of the Equity Units offered hereby will not be entitled to receive any quarterly dividend with a record date prior to the purchase contract settlement date. Future dividends will depend upon our future earnings, financial condition and other factors affecting our dividend policy. See "Description of Common Stock– Dividends" in the accompanying prospectus.

CAPITALIZATION
(Dollars in thousands)

                      The following table sets forth the following information as of December 31, 2001:

  our actual consolidated capitalization
  our pro forma consolidated capitalization after giving effect to this offering of Equity Units, our pending Verizon acquisitions, our pending wireless divestiture and our proposed financing transactions described herein.

For additional information regarding these proposed transactions, see "Prospectus Supplement Summary– CenturyTel — Pending Acquisitions and Dispositions" and "– Proposed Financing Transactions." For additional information on the pro forma adjustments reflected below, see "Prospectus Supplement Summary– Summary Pro Forma Financial Data." You should read the following table in conjunction with our consolidated financial statements and unaudited pro forma consolidated condensed financial statements, and the notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2001
		Pro Forma
	Actual	Adjustments	As adjusted
Short-term debt	$ 53,000	$	$
Long-term debt:
CenturyTel, Inc.
2.21%[1] senior credit facility, due through 2002	300,000
4.85% note, due through 2002	199,125
Senior notes and debentures:
7.75% Series A, due 2004	50,000
8.25% Series B, due 2024	100,000
6.55% Series C, due 2005	50,000
7.20% Series D, due 2025	100,000
6.15% Series E, due 2005	100,000
6.30% Series F, due 2008	240,000
6.875% Series G, due 2028	425,000
8.375% Series H, due 2010	500,000
7.75% Series I, remarketable 2002	400,000
9.38% notes, due through 2003	7,975
6.86%[2] Employee Stock Ownership Plan commitment, due in installments through 2004	2,500
Net unamortized premium and discounts	11,036
Other	175
Series J notes offered hereby	-

Total CenturyTel, Inc.	2,485,811

Subsidiaries	557,523

Total long-term debt	3,043,334

Less: Current maturities	955,834

Total long-term debt, excluding current maturities	2,087,500

Stockholders' equity:
Common Stock, $1.00 par value, 350,000,000 shares authorized, 141,232,806 shares issued and outstanding	141,233
Paid-in capital	524,668
Retained earnings	1,666,004
Unearned ESOP Shares	(2,500)
Preferred Stock– non-redeemable	7,975

Total stockholders' equity	2,337,380

Total capitalization	$ 5,433,714

(1)	Variable interest rate at December 31, 2001.
(2)	Weighted average interest rate at December 31, 2001.

DESCRIPTION OF THE EQUITY UNITS

General

            We will issue the Equity Units under the purchase contract agreement between us and the purchase contract agent. The Equity Units initially will consist of                               units referred to as Corporate Units with a stated amount per Corporate Unit equal to $25, which we refer to as the "stated amount."

            Each Corporate Unit will consist of a unit comprising:

            (1)     a purchase contract under which

  the holder will purchase from us not later than                           , 2005 for the stated amount of $25, a number of newly issued shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts—Purchase of Common Stock," and
  we will pay the holder contract adjustment payments at the annual rate of                 % of the stated amount of $25, and

            (2)     either

  a senior note having a principal amount equal to $25, or
  following a successful remarketing of the senior notes on the third business day immediately preceding either                 , 2005,                     , 2005 or                 , 2005 or the occurrence of a tax event redemption prior to                 , 2005, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

            "Applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

(1)	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to , 2005, and
(2)	for the scheduled interest payment date on the senior notes that occurs on , 2005, in the case of a successful remarketing of the senior notes, or for each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before , 2005, in the case of a tax event redemption, a % undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date.

            The purchase price of each Equity Unit will be allocated between the related purchase contract and the related senior note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each senior note will be $25.00 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Corporate Unit but not on the Internal Revenue Service.

            As long as an Equity Unit is in the form of a Corporate Unit, the senior note or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, forming a part of the Corporate Unit will be pledged to the collateral agent to secure the holder's obligation to purchase our common stock under the related purchase contract.

Creating Treasury Units

            Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as the result of a successful remarketing of the senior notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding               , 2005, to substitute for the related senior notes zero-coupon U.S. Treasury securities (CUSIP No. ) maturing on              , 2005, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. This substitution will create Treasury Units, and the applicable senior notes will be released to the holder.

            Each Treasury Unit will consist of a unit comprising:

(1)	a purchase contract under which
  the holder will purchase from us not later than                  , 2005, for the stated amount of $25, a number of newly issued shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts– Purchase of Common Stock," and
  we will pay the holder contract adjustment payments at the annual rate of                  % of the stated amount of $25, and
(2)	a 1/40, or 2.5%, undivided beneficial ownership interest in a Treasury security maturing on , 2005 with a principal amount at maturity of $1,000.

            Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as the result of a successful remarketing of the senior notes or a tax event redemption, however, holders of Corporate Units may make substitutions only in multiples of                              Corporate Units, at any time on or prior to the second business day immediately preceding                    , 2005. In such a case, holders would obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable senior notes.

                        To create 40 Treasury Units, the Corporate Unit holder will be required to:

  deposit with the collateral agent a Treasury security with the specified CUSIP number and maturing on                 , 2005 that has a principal amount at maturity of $1,000, and transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the 40 senior notes (or the appropriate applicable ownership interest in the Treasury portfolio) relating to the 40 Corporate Units.

            Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related 40 senior notes (or the appropriate applicable ownership interest in the Treasury portfolio) from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will cancel the 40 Corporate Units
  transfer the 40 related senior notes (or the appropriate applicable ownership interest in the Treasury portfolio) to the holder, and deliver 40 Treasury Units to the holder.

            The Treasury security will be substituted for the senior notes (or the appropriate applicable ownership interest in the Treasury portfolio) and will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The related senior notes released to the holder thereafter will trade separately from the resulting Treasury Units.

Recreating Corporate Units

            Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as the result of a successful remarketing of the senior notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding                         , 2005, to substitute senior notes for the related Treasury securities held by the collateral agent in an aggregate principal amount equal to the aggregate amount payable at stated maturity of the Treasury securities. This substitution would create Corporate Units, and the applicable Treasury securities would be released to the holder.

            Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as the result of a successful remarketing of the senior notes or a tax event redemption, holders of the Treasury Units may make this substitution at any time on or prior to the second business day immediately preceding                            , 2005, but using the appropriate applicable ownership interest in the Treasury portfolio instead of senior notes and only in integral multiples of                        Treasury Units.

                        To create 40 Corporate Units, the Treasury Unit holder will be required to:

  deposit with the collateral agent 40 senior notes (or the appropriate applicable ownership interest in the Treasury portfolio), which senior notes (or Treasury portfolio) must be purchased in the open market at the holder's expense, and transfer 40 Treasury Units to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited 40 senior notes (or the appropriate applicable ownership interest in the Treasury portfolio) with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to the Treasury Units.

            Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then cancel the 40 Treasury Units

  transfer the related Treasury security to the holder, and

  deliver 40 Corporate Units to the holder.

            The substituted senior notes or the appropriate applicable ownership interest in the Treasury portfolio will be pledged to the collateral agent to secure the Corporate Unit holder's obligation to purchase common stock under the related purchase contracts.

            Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Distributions

            Holders of Corporate Units are entitled to receive cash distributions consisting of quarterly interest payments on the related senior notes or the Treasury portfolio, as applicable, payable at the annual rate of                % of the stated amount, and quarterly contract adjustment payments payable by us at the annual rate of                  % of the stated amount. Because the senior notes will be subject to the contingent payment debt instrument rules, OID will accrue on the related senior notes for United States federal income tax purposes.

            Holders who create Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of               % of the stated amount. OID will accrue on the related Treasury securities.

            Our obligations with respect to the senior notes will be senior and unsecured and will rank on an equal basis in right of payment with all of our other senior unsecured obligations. Our obligations with respect to the contract adjustment payments, but not interest payments on our senior notes, will be subordinate in right of payment to our senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

No Voting or Other Rights

            Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of our common stock.

Listing

            We intend to apply to list the Corporate Units on the NYSE, under the symbol "           ." Unless and until substitution has been made as described in "—Creating Treasury Units" or "—Recreating Corporate Units," neither the senior note nor Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units, respectively. The senior note or Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. If Treasury Units or senior notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may try to cause the Treasury Units or senior notes to be listed on the exchange on which the Corporate Units are then listed, but will have no obligation to do so.

Miscellaneous

            We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

Purchase of Common Stock

            Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell,                      on , 2005, for $25, a number of newly issued shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances set forth in "—Anti-Dilution Adjustments," as follows:

  If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $             , which is approximately            % above the reference price of $         , the settlement rate will be , which is equal to the stated amount divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for the common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market value is the same as the applicable market value of the common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market value is the same as the applicable market value of the common stock;

  If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value. Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market value is the same as the applicable market value of the common stock; and

  If the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be                   , which is equal to the stated amount divided by the reference price. Accordingly, if the market price for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market value is the same as the applicable market value of the common stock. If the market price is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market value is the same as the applicable market value of the common stock.

            "Applicable market value" means the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding                   , 2005.

            "Closing price" of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of our common stock on the NYSE on that date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq National Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

                        A "trading day" means a day on which the common stock

  is not suspended from trading on any national or regional securities exchange or association or over-the counter market at the close of business, and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

            We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Equity Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

                        On the business day immediately preceding ,                      2005, unless:

  a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to             , 2005 through the early delivery of cash to the purchase contract agent in the manner described under "—Early Settlement"

  a holder of Corporate Units that include senior notes has settled the related purchase contracts with separate cash on or prior to the fourth business day immediately preceding                       , 2005 pursuant to prior notice given in the manner described under "—Notice to Settle with Cash"

  a holder of Corporate Units has had the senior notes related to the holder's purchase contracts successfully remarketed on the third business day immediately preceding                     , 2005 in the manner described under "—Remarketing"

  we are involved in a merger, acquisition or consolidation prior to                     , 2005 in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and the holder has settled the related purchase contract through an early settlement as described in "—Early Settlement upon Cash Merger," or an event described under "—Termination" has occurred,

                        then, on                          , 2005:

  in the case of Corporate Units where, as a result of a successful remarketing of the senior notes or the occurrence of a tax event redemption, the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the proceeds, when paid at maturity, of the appropriate applicable ownership interest of the Treasury portfolio will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts in the case of Corporate Units where the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units because there has not been a successful remarketing or the occurrence of a tax event redemption, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law, and in the case of Treasury Units, the principal amount of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

            The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Equity Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

            So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for settlement of the purchase contracts will be governed by standing arrangements between the depositary and the purchase contract agent.

                        Each holder of Equity Units, by acceptance of these securities, will be deemed to have:

  irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Equity Units, and duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

                        In addition, each beneficial owner of Equity Units, by acceptance of the interest, will be deemed to have agreed to treat itself as the owner of the related senior notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, and the senior notes as indebtedness for all United States federal income tax purposes.

Remarketing

            Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the senior notes of Corporate Unit holders first will be remarketed on the third business day immediately preceding                         , 2005.

            The remarketing agent will use its reasonable efforts to remarket these senior notes at an aggregate price of approximately 100.25% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of

  zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to                   , 2005 in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and

  zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to                  , 2005 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the senior notes included in Corporate Units if the interest rate on the senior notes were not reset as described in "Description of the Senior Notes—Market Rate Reset" in this prospectus supplement.

The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts.

            As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding                       , 2005 for the purchase of the Treasury portfolio described above for settlement on                             , 2005.

            "Quotation agent" means                           or its successor or any other primary U.S. government securities dealer in New York City selected by us.

            If (1) despite using its reasonable efforts, the remarketing agent cannot initially remarket the related senior notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the initial remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in an unsuccessful remarketing, the senior notes will continue to be a component of Corporate Units, and a second remarketing will be attempted on the third business day immediately preceding                            , 2005. If the second remarketing of the senior notes is similarly unsuccessful, the senior notes will continue to be a component of Corporate Units, and a third remarketing will be attempted on the third business day immediately preceding                         , 2005.

            If the third remarketing of the senior notes on the third business day preceding              , 2005 has resulted in an unsuccessful remarketing, unless a tax event redemption has occurred, the senior notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding                      , 2005 of their intention to settle the related purchase contracts with separate cash or who have not delivered separate cash on or prior to the fourth business day immediately preceding                   , 2005, will be remarketed on the third business day immediately preceding                    , 2005.

            The remarketing agent will then use its reasonable efforts to remarket these senior notes at a price of approximately 100.25% of their aggregate principal amount. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Corporate Unit holders' obligations to purchase our common stock under the related purchase contracts.

            In connection with a successful first, second or third remarketing of the senior notes, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. In connection with a successful final remarketing, the remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

            If (1) despite using its reasonable efforts, the remarketing agent cannot remarket in the final remarketing the related senior notes, other than to CenturyTel, at a price equal to or greater than 100% of the aggregate principal amount of the senior notes, or (2) the final remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in an unsuccessful remarketing, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law and such disposition will be deemed to satisfy in full each holder's obligation to purchase common stock under the related purchase contracts.

            We will cause a notice of any unsuccessful remarketing to be published on the second business day immediately preceding                 , 2005,                          , 2005,                 , 2005 or                               , 2005, as applicable, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

            We will also request, not later than seven nor more than fifteen calendar days prior to a remarketing date, that the securities depositary for the senior notes notify its participants holding senior notes (and we will also so request that the securities depositary for the Corporate Units and Treasury Units notify its participants holding Corporate Units or Treasury Units) of the remarketing date and, in the case of a final remarketing to be conducted on the third business day immediately preceding                   , 2005, if any, of the procedures that must be followed if any owner of Corporate Units wishes to settle the related purchase contract with separate cash on the fourth business day immediately preceding                        , 2005.

Early Settlement

            A holder of Corporate Units may settle the related purchase contracts at any time on or prior to the fifth business day immediately preceding                             , 2005 by presenting and surrendering the related Equity Unit certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled, plus if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

            Holders of Corporate Units may settle early only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of                     Corporate Units at any time on or prior to the second business day immediately preceding                           , 2005.

            A holder of Treasury Units may settle the related purchase contracts at any time on or prior to the second business day immediately preceding                     , 2005 by presenting and surrendering the related Equity Unit certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled, plus if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

            Holders of Treasury Units may settle early only in integral multiples of 40 Treasury Units.

            So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

                        Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

  the holder will receive                  newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under "—Anti-Dilution Adjustments"

  the senior notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest the holder's right to receive future contract adjustment payments will terminate, and no adjustment will be made to or for the holder on account of any amounts accrued in respect of contract adjustment payments.

            If the purchase contract agent receives an Equity Unit certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Equity Units by 5:00 p.m., New York City time on a business day, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

            Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Equity Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related senior notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "—Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

Early Settlement upon Cash Merger

            Prior to                            , 2005, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which is referred to as a "cash merger," then on or after the effective date of the cash merger each holder of Equity Units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately prior to the effective date of the cash merger provided that the settlement date is no later than the fifth business day immediately preceding                          , 2005. This right is referred to as the "merger early settlement right."

            We will provide each holder with a notice of the completion of a cash merger within five business days of the cash merger. The notice will specify the early settlement date, which shall be a date specified by us that is between 20 and 30 business days after the date of the notice but which may not be later than the fifth business day immediately preceding                 , 2005. The notice will also set forth, among other things, the formula for determining the applicable settlement rate and the amount of the securities and other property receivable by the holder upon settlement. To exercise the merger early settlement right, a holder must present and surrender at the office of the purchase contract agent, not later than 5:00 p.m., New York City time, on the third business day immediately preceding the early settlement date, the related certificate evidencing Equity Units, accompanied by payment to us in immediately available funds of the amount set forth above under "—Early Settlement."

            Holders of Corporate Units may settle early only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of                    Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 40 Treasury Units.

            So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement upon a cash merger will also be governed by standing arrangements between the depositary and the purchase contract agent.

            If a holder exercises the merger early settlement right, we will deliver to the holder on the early settlement date the kind and amount of securities or other property that the holder would have been entitled to receive if the holder had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, determined using the average of the closing price per share of our common stock on the 20 consecutive trading days ending on the third trading day immediately preceding the effective date of the cash merger. A holder will also receive the senior notes, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, related to the Equity Units, free and clear of our security interest.

            If a holder does not elect to exercise the merger early settlement right, the holder's Equity Units will remain outstanding and subject to normal settlement on                      , 2005, subject to the adjustment described under"–Anti-Dilution Adjustments."

Notice to Settle with Cash

            Unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, a holder of Corporate Units may settle the related purchase contract with separate cash on the fourth business day immediately preceding                 , 2005. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding                    , 2005. If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the fourth business day immediately preceding                     , 2005, such holder's senior notes will be included in the final remarketing of senior notes occurring on the third business day immediately preceding                  , 2005. If such final remarketing is unsuccessful, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law and such disposition will be deemed to satisfy in full each holder's obligation to purchase our common stock under the related purchase contracts.

            So long as the Corporate Units are evidenced by one or more global security certificates deposited with the depositary, procedures for settlement with separate cash will be governed by standing arrangements between the depositary and the purchase contract agent.

Contract Adjustment Payments

            Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at an annual rate of                 % of the stated amount of $25 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from                , 2002 and will be payable quarterly in arrears on                  ,                        ,                    and                 of each year, commencing                              , 2002. These payments will be payable to but excluding the earlier of                      , 2005 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts.

            Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under "—Book-Entry System."

            If any date on which contract adjustment payments are to be made on the purchase contracts related to the Equity Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. If that business day is in the next succeeding calendar year, however, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust of companies in The City of New York are permitted or required by any applicable law to close.

            Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Anti-Dilution Adjustments

            The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

(a)	the payment of dividends and distributions of common stock on our common stock;
(b)

 the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than the current market price (as defined below);

(c)	subdivisions, splits and combinations of our common stock;
(d)

 distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

(e)

 distributions (other than regular quarterly cash distributions) consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash distributions) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

(f)

 the successful completion of a tender or exchange offer made by us or any of our subsidiaries for common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash distributions) to all holders of common stock within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of the tender or exchange offer.

            The "current market price" per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

            In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Equity Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our common stock. Upon the occurrence of any such transaction, the settlement rate then in effect will be adjusted to provide each holder of Equity Units on the stock purchase date the kind and amount of the securities, cash or property a holder would have received had it held shares covered by the purchase contract when such transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "–Early Settlement upon Cash Merger."

            If at any time we make a distribution of property to our common stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Equity Units.

            In addition, we may make increases in the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

            Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. Any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent, however, will be carried forward and taken into account in any subsequent adjustment.

            We will be required, within ten business days following the occurrence of an event that requires an adjustment to the settlement rate, to provide written notice to the holders of the Equity Units of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

            Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Termination

            The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Equity Units under the purchase contracts, including the right and obligation to purchase common stock and the right to receive accrued contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to CenturyTel. Upon any termination, the collateral agent will release the related senior notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and Pledge Agreement

            Pledged securities will be pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Equity Units to purchase common stock under the related purchase contracts. The rights of holders of Equity Units to the related pledged securities will be subject to our security interest created by the pledge agreement.

            No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except to substitute Treasury securities for the related senior notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, as provided for under "Description of the Equity Units—Creating Treasury Units"

  to substitute senior notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the Equity Units—Recreating Corporate Units," or

  upon the termination or early settlement of the related purchase contracts.

            Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related senior notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the senior notes as a component of Corporate Units as a result of a successful remarketing of the senior notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

            Except as described in "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement—General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

            The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Equity Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

            The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Equity Units so long as the Equity Units are represented by global security certificates.

            The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

            Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

                       In the event that

  the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or we, in our sole discretion, determine that the global security certificates shall be so exchangeable,

certificates for the Equity Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Equity Unit that is exchangeable pursuant to the preceding sentence will be exchangeable for Equity Unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

            As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Equity Units represented by these certificates for all purposes under the Equity Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the Equity Units represented by these certificates registered in their names will not receive or be entitled to receive physical delivery of Equity Unit certificates in exchange for beneficial interests in global security certificates, and will not be considered to be owners or holders of the global security certificates or any Equity Units represented by these certificates for any purpose under the Equity Units or the purchase contract agreement.

            All payments on the Equity Units represented by the global security certificates and all transfers and deliveries of the related senior notes, Treasury portfolio, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

            Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for the settlement of purchase contracts on                    , 2005 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, substitutions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of CenturyTel, the purchase contract agent or any agent of CenturyTel or the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

            The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

CERTAIN PROVISIONS OF THE PURCHASE
CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

General

            Distributions on the Equity Units will be payable, purchase contracts (and documents relating to the Equity Units and purchase contracts) will be settled, and transfers of the Equity Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Equity Units do not remain in book-entry form, payment of distributions on the Equity Units may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register or by a wire transfer to the account designated by such person by a prior written notice.

            Shares of common stock will be delivered on                , 2005 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts—Termination"), in each case upon presentation and surrender of the Equity Unit certificate at the office of the purchase contract agent.

            If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the Equity Unit certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on                        , 2005, the shares of common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

            If the purchase contracts have terminated prior to                      , 2005, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Equity Unit certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented or the holder provides the evidence and indemnity described above.

            The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by it pending distribution, as described above.

            No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

            With certain exceptions contained in the purchase contract agreement and the pledge agreement for modifications that are not adverse to holders, the purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. No such modification may, however, without the consent of the holder of each outstanding purchase contract affected by the modification, change any payment date

  change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments impair the right to institute suit for the enforcement of the purchase contract or any contract adjustment payments reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract, or reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

            Each holder of Equity Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Equity Units be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code.

Consolidation, Merger, Sale or Conveyance

            We will covenant in the purchase contract agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless the successor entity is an entity organized and existing under the laws of the United States of America or any state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement, and the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

            We, the purchase contract agent and the collateral agent may treat the registered owner of any Equity Units as the absolute owner of the Equity Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

            In the event that physical certificates have been issued, any mutilated Equity Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Equity Units evidenced by the certificate before a replacement will be issued.

            Notwithstanding the foregoing, we will not be obligated to issue any Equity Unit certificates on or after the business day immediately preceding                     , 2005 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate following            , 2005, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Equity Units evidenced by the certificate, or, if the purchase contracts have terminated prior to                 , 2005, transfer the pledged securities included in the Equity Units evidenced by the certificate.

Governing Law

            The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

                                    will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Equity Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the Equity Units or the purchase contract agreement.

            The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

                                    maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

                                                            will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Equity Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

            The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

                                    maintains commercial banking relationships with us.

DESCRIPTION OF THE SENIOR NOTES

            The following description of our Senior Notes, Series J, due 2007 is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying prospectus under the caption "Description of the Senior Notes." In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

            The senior notes will be issued as a separate series of securities under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank and Trust of Louisiana and Regions Bank of Louisiana), as trustee (the "Senior Indenture").

            The senior notes are limited in aggregate principal amount to $                            (or up to $                        , if the underwriters' over-allotment option with respect to the Equity Units is exercised in full). The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on                       , 2007, unless a tax event redemption has occurred prior to                   , 2007. Except for a tax event redemption, the senior notes will not be redeemable by us. Senior notes that are part of Corporate Units will be issued in certificated form. The senior notes will not be subject to a sinking fund provision.

Denominations; Transfer and Exchange

            The senior notes will be issuable in registered form, without coupons, in denominations of $25 and integral multiples of $25, and may be transferred or exchanged without service charge, but upon payment of any taxes or other governmental charges payable in connection therewith.

Payments

            Payments on senior notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior notes. [Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. At our option, however, payment of interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register or by wire transfer to an account at a banking institution in the United States that is designated in writing to the Senior Indenture trustee at least 16 days prior to the date of payment by the person entitled to payment.] The Depository Trust Company will serve as the depositary with respect to the senior notes, and                              will serve as the initial paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We will at all times be required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

            The Senior Indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

            Each senior note will bear interest initially at the annual rate of                  % from                , 2002, payable quarterly in arrears on                 ,                  ,          and                     of each year, commencing                        , 2002. Interest will be payable to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls. Because the senior notes are subject to the contingent payment debt instrument rules, OID will accrue on the senior notes.

            The interest rate on the senior notes will be reset in connection with the initial remarketing or, if it is unsuccessful, the next successful subsequent remarketing. Unless a tax event redemption has occurred, the interest rate on the senior notes will be reset to the reset rate described below under "—Market Rate Reset" on the initial remarketing date, which will be three business days immediately preceding                   , 2005, and such reset rate will become effective on                      , 2005. If the initial remarketing is unsuccessful, however, the interest rate on the senior notes will not be reset on the initial remarketing date and instead will be reset on the second remarketing date, which will be three business days immediately preceding                      , 2005, and such reset rate will become effective on                   , 2005. Similarly, if the second remarketing is unsuccessful, the interest rate on the senior notes will not be reset on the second remarketing date and instead will be reset on the third remarketing date, which will be three business days immediately preceding                      , 2005, and such reset rate will become effective on                        , 2005. Finally, if the third remarketing is unsuccessful, the interest rate on the senior notes will not be reset on the third remarketing date and instead, irrespective of whether the final remarketing is successful, will be reset on the fourth and final remarketing date, which will be three business days immediately preceding                    , 2005, and such reset rate will become effective on                         , 2005.

            The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Market Rate Reset

            In the case of a reset on the third business day immediately preceding                 , 2005,                  , 2005 or                  , 2005, as the case may be, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in the Corporate Units to have an approximate aggregate market value on the reset date of 100.25% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding                       , 2005, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for each senior note to have an approximate market value on the reset date of 100.25% of the principal amount of the senior note. If on the third business day immediately preceding                    , 2005, the remarketing agent is unable to remarket the senior notes, the reset rate will be equal to the sum of the reset spread and the rate of interest on the two year benchmark Treasury in effect on the third business day immediately prior to                          , 2005, and will be determined by the remarketing agent. The reset rate will in no event exceed the maximum rate permitted by applicable law.

            The "two year benchmark Treasury" means direct obligations of the United States, as agreed upon by us and the remarketing agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the senior notes. The rate for the two year benchmark Treasury will be the bid side rate displayed at 10:00 a.m., New York City time, on the third business day immediately preceding                       , 2005, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the remarketing agent (after consultation with us), is no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the two year benchmark Treasury will be, as calculated by the remarketing agent, the yield to maturity for the two year benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day immediately preceding                        , 2005, as applicable, of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof). It is currently anticipated that will be the remarketing agent.

            The reset spread to be added to the rate of interest on the two year benchmark Treasury in effect on the third business day immediately preceding                              , 2005, will be established by the remarketing agent, and the reset spread and the two year benchmark Treasury will be announced by us (the "reset announcement date"). We will cause a notice of the reset spread and the two year benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. We will also request, not later than seven nor more than fifteen calendar days prior to the reset announcement date, that the securities depositary for the senior notes notify its participants holding senior notes (and we will also so request that the securities depositary for the Corporate Units and Treasury Units notify its participants holding Corporate Units or Treasury Units) of the reset announcement date and of the procedures that must be followed if any owner of Corporate Units wishes to settle the related purchase contract with separate cash on the fourth business day immediately preceding                          , 2005.

Optional Remarketing

            On or prior to the fifth business day immediately preceding                 , 2005, in the case of the remarketing to be conducted on the initial remarketing date, or on or prior to the fifth business day immediately preceding the second, third or fourth remarketing date in the case of the remarketing, if any, to be conducted on the third business day preceding                 , 2005,                   , 2005 or               , 2005, respectively, but no earlier than the interest payment date immediately preceding                , 2005,                 , 2005,                 , 2005 or                     , 2005, as applicable, holders of senior notes that are not part of Corporate Units may elect to have their senior notes remarketed in the same manner as senior notes that are part of Corporate Units by delivering their senior notes along with a notice of this election to the custodial agent designated by us. The custodial agent will hold the senior notes in an account separate from the collateral account in which the pledged senior notes are held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw their election on or prior to the fifth business day immediately preceding                 , 2005,             , 2005,             , 2005 or                    , 2005, as applicable. The proceeds of the remarketing of senior notes that are not part of Corporate Units will be paid to the holders in cash after deduction, to the extent permissible, of the remarketing fee.

Tax Event Redemption

            If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a redemption price equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the redemption date. Installments of interest on senior notes that are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes except as provided in the following sentence. If the tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming a part of the Corporate Units will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent designated by us for payment to these holders. The Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent for our benefit to secure the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts that are part of the Corporate Units.

            "Tax event" means the receipt by us of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the original issue date,

which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the original issue date.

            If a tax event redemption occurs prior to a successful remarketing of the senior notes, the Treasury portfolio to be purchased on behalf of the holders of Corporate Units will consist of

  zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to               , 2005 in an aggregate amount equal to the aggregate principal amount of the senior notes included in Corporate Units on the tax event redemption date, and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before                      , 2005, zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that date on the aggregate principal amount of the senior notes included in Corporate Units on the tax event redemption date.

            Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring on or after               , 2005,             , 2005 or                       , 2005 in the case of a successful remarketing on any such date, or on or after             , 2005 if the third remarketing of the senior notes on the third business day preceding           , 2005 resulted in an unsuccessful remarketing, "Treasury portfolio" will mean a portfolio of zero-coupon U.S. Treasury securities consisting of

  principal or interest strips of U.S. Treasury securities that mature on or prior to               , 2007 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date, and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

                        "Redemption amount" means

  in the case of a tax event redemption occurring prior to            , 2005,               , 2005 or              , 2005, or                , 2005 if the remarketing of the senior notes on the third business day preceding             , 2005,             , 2005 or                   , 2005, as the case may be, resulted in an unsuccessful remarketing, for each senior note the product of the principal amount of the senior note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes included in Corporate Units on the tax event redemption date, and

  in the case of a tax event redemption date occurring on or after         , 2005,                , 2005 or              , 2005 in the case of a successful remarketing on any such date, or                , 2005 if the third remarketing of the senior notes on the third business day preceding            , 2005 resulted in an unsuccessful remarketing, for each senior note the product of the principal amount of the senior note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

            Depending on the amount of the Treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the senior notes.

            As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

            "Quotation agent" means                         or its successor or any other primary U.S. government securities dealer in New York City selected by us.

            Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the Senior Indenture trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

            Senior notes that have been released from the pledge following substitution thereof or early settlement of the purchase contracts that are part of the Corporate Units will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the securities depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units from Treasury Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

            The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

            Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the Senior Indenture) thereof for any purpose under the Senior Indenture, and no global security representing senior notes will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the securities depositary or, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Senior Indenture.

                        In the event that

  the depositary notifies us that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or we, in our sole discretion, determine that the global securities shall be so exchangeable,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global securities. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for senior notes certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following summary describes the material United States federal income tax consequences, as of the date of this prospectus supplement, of purchasing, owning and disposing of Equity Units, senior notes and shares of our common stock acquired under a purchase contract. Except where otherwise stated, this summary deals only with Equity Units, senior notes and shares of common stock held as capital assets by United States persons that purchase Equity Units upon original issuance at their original issue price. For purposes of this summary, a "United States person" is:

  an individual citizen or resident of the United States

  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

            If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Equity Units, senior notes or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership that holds Equity Units, senior notes or shares of our common stock, and the partners in such a partnership, should consult their tax advisors.

            The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

  dealers in securities or currencies

  financial institutions

  tax-exempt investors

  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings insurance companies

  real estate investment companies

  regulated investment companies

  persons holding Equity Units, senior notes or shares of our common stock as part of a hedging, conversion, integrated or constructive sale transaction persons holding Equity Units, senior notes or shares of our common stock as part of a straddle persons whose functional currency is not the United States dollar, or persons liable for alternative minimum tax.

            This summary is based on the Internal Revenue Code of 1986, as amended, which we will refer to as the Code, Treasury regulations promulgated under the Code, and administrative and judicial interpretations. These authorities may change at any time, however, and any change could be retroactive to the issuance date of the Equity Units. If that were to occur, the United States federal income tax consequences of purchasing, owning and disposing of Equity Units, senior notes and shares of our common stock could differ materially from the consequences described below.

            No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service, which we will refer to as the IRS, or the courts will agree with the tax consequences described herein. Each investor should consult its own tax advisor regarding the tax consequences of purchasing, owning and disposing of Equity Units, senior notes and shares of our common stock, including the tax consequences under state, local, foreign and other tax laws.

Corporate Units

            Allocation of Purchase Price. A holder's acquisition of a Corporate Unit will be treated as an acquisition of the senior note and the purchase contract constituting the Corporate Unit. By purchasing a Corporate Unit, each holder will be deemed to have agreed to this treatment. The purchase price of each Corporate Unit will be allocated between the senior note and the purchase contract in proportion to their relative fair market values at the time of purchase. This allocation will establish a holder's initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $25.00 and the fair market value of each purchase contract as $0.00. This position will be binding on each holder (but not on the IRS) unless the holder explicitly discloses a contrary position on a statement attached to the holder's timely filed United States federal income tax return for the taxable year in which a Corporate Unit is acquired. Thus, absent a disclosure, a holder should allocate the purchase price for a Corporate Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation will be respected for United States federal income tax purposes.

Senior Notes

            Ownership of Senior Notes. We, and by acquiring Corporate Units, each holder agree to treat the holder as the owner, for United States federal, state, and local income and franchise tax purposes, of the senior note that is a part of a Corporate Unit beneficially owned by the holder. The remainder of this summary assumes this treatment.

            Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes will be classified as contingent payment debt instruments under applicable Treasury regulations. All payments on the senior notes, including payments of stated interest, will be taken into account as original issue discount, or OID, under these Treasury regulations, and actual cash payments of interest on the senior notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations will be to:

  require each holder, regardless of its usual method of tax accounting, to use the accrual method with respect to the senior notes possibly result in the accrual of OID by each holder in excess of stated interest payments actually received by the holder, and generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the senior notes.

            Under the contingent payment debt instrument rules, a holder will be required to include OID in income each year, regardless of its usual method of tax accounting, based on the "comparable yield" of the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the senior notes. We are required to determine and to provide to holders the comparable yield. Solely for tax purposes, we are also required to provide to holders a projected payment schedule that includes the actual interest payments on the senior notes and that estimates the amount and timing of contingent payments on the senior notes. We have determined that the comparable yield is an annual rate of               %, compounded quarterly. Based on the comparable yield, the projected payment schedule per senior note is $            for the period ending on                 , 2002, $             for each subsequent quarter ending on or prior to the initial remarketing date, $       for each quarter ending after the initial remarketing date and $      at maturity. Under the Senior Indenture, we will agree, and by acquiring senior notes each holder will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and the projected payment schedule.

            The comparable yield and the projected payment schedule are not provided for any purpose other than determining each holder's OID accruals and adjustments in respect of the senior notes. They do not constitute, and should not be construed as, a representation regarding the actual amount of payments that will be made on a senior note.

            The amount of OID on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt instrument regulations. The adjusted issue price of each senior note at the beginning of each accrual period will equal $25.00, increased by any OID previously accrued on the senior note and decreased by the fixed payments and by the contingent payments projected to be made on the senior note. The amount of OID so determined is then allocated on a ratable basis to each day in the accrual period that a holder held the senior note. We are required to provide information returns stating the amount of OID accrued on senior notes held of record by persons other than corporations and other exempt holders.

            If, after the remarketing date, the remaining amounts of principal and interest payable on the senior notes differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting the difference should be taken into account by a holder as adjustments to interest income in a reasonable manner over the period to which they relate.

Treasury Units

            Substitution of Treasury Security to Create Treasury Units. If a holder delivers a Treasury security to the collateral agent in substitution of a senior note, the holder generally will not recognize gain or loss upon the delivery of the Treasury security or the release of the senior note. The holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the senior note and Treasury security, and the holder's tax basis in the senior note, the Treasury security and the purchase contract will not be affected by the delivery and release.

            Ownership of Treasury Securities. We and, by acquiring Treasury Units, each holder agree to treat the holder as the owner, for United States federal, state, and local income and franchise tax purposes, of the Treasury security that is a part of a Treasury Unit beneficially owned by the holder. The remainder of this summary assumes this treatment. The holder's initial tax basis in a Treasury security that is a part of a Treasury Unit will equal the amount paid for the Treasury security. In general, a holder will be required to include in income each year that the holder holds a Treasury security the portion of the OID or acquisition discount that accrues on the Treasury security in that year.

            Substitution of Senior Notes to Recreate Corporate Units. If a holder delivers senior notes to the collateral agent to recreate Corporate Units, the holder generally will not recognize gain or loss upon the delivery of the senior notes or the release of the Treasury security. The holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the senior note and Treasury security, and the holder's tax basis in the senior note, the Treasury security and the purchase contract will not be affected by the delivery and release.

Purchase Contracts

            Purchase Contract Adjustment Payments. There is no direct authority addressing the treatment of the purchase contract adjustment payments under current law, and such treatment is unclear. Purchase contract adjustment payments may constitute taxable income to a holder of Equity Units when received or accrued, in accordance with the holder's method of tax accounting. To the extent we are required to file information returns with respect to purchase contract adjustment payments, we intend to report those payments as taxable income to each holder. Holders should consult their own tax advisors concerning the treatment of purchase contract adjustment payments, including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of purchase contract adjustment payments could affect a holder's tax basis in a purchase contract or shares of our common stock acquired under a purchase contract, or the amount realized by a holder upon the sale or disposition of Equity Units or the termination of a purchase contract. See "—Acquisition of Common Stock Under a Purchase Contract," "—Termination of a Purchase Contract" and "Sale or Disposition of Equity Units."

            Acquisition of Common Stock Under a Purchase Contract. A holder of an Equity Unit generally will not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of our common stock. Subject to the following discussion, a holder's aggregate initial tax basis in the shares of our common stock acquired under a purchase contract generally should equal (a) the purchase price paid for the common stock, plus (b) the holder's tax basis in the purchase contract (if any), less (c) the portion of the purchase price and tax basis allocable to the fractional share. Purchase contract adjustment payments that were paid to a holder in cash but that were not includible in the holder's income should reduce the holder's tax basis in the purchase contract or the shares of our common stock to be acquired thereunder. See "—Purchase Contract Adjustment Payments." The holding period for shares of our common stock acquired under a purchase contract will commence on the day following the acquisition.

            Ownership of Common Stock Acquired Under a Purchase Contract. Any distribution on shares of our common stock paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Distributions on shares of our common stock in excess of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as a tax-free return of capital to the extent of the holder's tax basis in shares of our common stock and, to the extent in excess of basis, as capital gain.

            Early Settlement of a Purchase Contract. A holder of Equity Units will not recognize gain or loss on the receipt of the holder's proportionate share of senior notes or Treasury securities upon early settlement of a purchase contract, and the holder will have the same tax basis in the senior notes or Treasury securities as it had before the early settlement.

            Termination of a Purchase Contract. If a purchase contract terminates, a holder of an Equity Unit will recognize capital gain or loss equal to the difference between the amount realized (if any) upon the termination and the holder's adjusted tax basis (if any) in the purchase contract at the time of the termination. Purchase contract adjustment payments, if any, received by a holder but not includible in the holder's income should either reduce the holder's tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. See "—Purchase Contract Adjustment Payments." Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

            A holder will not recognize gain or loss on the receipt of the holder's proportionate share of senior notes or Treasury securities upon termination of the purchase contract and will have the same tax basis in the senior notes or Treasury securities as it had before the termination. If the termination of a purchase contract occurs when the purchase contract has a negative value, see "Sale or Disposition of Equity Units." Each holder should consult its own tax advisor regarding the termination of a purchase contract when the purchase contract has a negative value.

            Adjustment to Settlement Rate. A holder may be treated as receiving a constructive distribution from us if (i) the settlement rate is adjusted and, as a result of the adjustment, the proportionate interest of holders of Equity Units in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a holder even though the holder did not receive any cash related thereto.

Sale or Disposition of Equity Units

            Upon a disposition of Corporate Units or Treasury Units, a holder will be treated as having sold, exchanged or disposed of the purchase contracts and the senior notes or Treasury securities that constitute the Corporate Units or Treasury Units. A holder generally will have gain or loss equal to the difference between the portion of the proceeds allocable to the purchase contracts and the senior notes or Treasury securities and the holder's adjusted tax bases in the purchase contracts and the senior notes or Treasury securities. For purposes of determining gain or loss, the proceeds will not include an amount equal to accrued and unpaid interest on Treasury securities not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent a holder is treated as having received an amount with respect to accrued purchase contract adjustment payments, those amounts may be treated as ordinary income to the extent not previously included in income. Alternatively, purchase contract adjustment payments that a holder did not previously include in income could either reduce the holder's tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See "Purchase Contracts—Purchase Contract Adjustment Payments."

            In the case of the purchase contracts and the Treasury securities, gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at preferential rates. The deductibility of capital losses is subject to limitations. If the disposition of Corporate Units or Treasury Units occurs when a purchase contract has a negative value, a holder should be considered to have received additional consideration for the senior notes or Treasury securities in an amount equal to the negative value, and to have paid that amount to be released from the holder's obligation under the purchase contract. Because, as described below, any gain on the disposition of a senior note before the remarketing date generally will be treated as ordinary interest income, the ability to offset this interest income with a loss on the purchase contract may be limited. Each holder should consult its tax advisor regarding a disposition of Corporate Units or Treasury Units at a time when a purchase contract has a negative value.

            Gain on the sale, exchange or other disposition of a senior note before the remarketing date generally will be treated as ordinary interest income. Loss from the disposition of a senior note before the remarketing date will be treated as ordinary loss to the extent of a holder's prior interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of that amount will be treated as a capital loss. In general, gain recognized on the sale, exchange or other disposition of a senior note on or after the remarketing date will be ordinary interest income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the senior note over the present value of the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of that amount, and any loss recognized on a sale, exchange or other disposition, generally will be treated as capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

            Special rules apply in determining a holder's adjusted tax basis in a senior note. A holder's tax basis in a note is generally increased by OID that the holder previously accrued on the senior note, and reduced by the fixed payments and by the contingent payments projected to be made.

Remarketing or Tax Event Redemption of the Senior Notes

            A remarketing or tax event redemption of the senior notes will be a taxable event for holders of senior notes, which will be subject to tax in the manner described above under "Sale or Disposition of Equity Units."

            Ownership of the Treasury Portfolio. After the remarketing date, a holder's Corporate Unit will include an interest in a Treasury portfolio instead of a senior note. We and, by acquiring Corporate Units, each holder agree to treat the holder as the owner, for United States federal, state and local income and franchise tax purposes, of the applicable ownership interest in the Treasury portfolio that is a part of the Corporate Units beneficially owned by the holder. Each holder's initial tax basis in its applicable ownership interest in the Treasury portfolio will equal the holder's pro rata portion of the amount paid by the remarketing agent for the Treasury portfolio. Each holder's adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the applicable ownership interest in the Treasury portfolio.

            Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped Treasury securities. Following a remarketing of the senior notes, a holder of Corporate Units will be required to treat its pro rata portion of each Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury security, and that has OID equal to the holder's pro rata portion of the excess of the amounts payable on the Treasury security over the value of the Treasury security at the time the collateral agent acquired it on behalf of holders of Corporate Units. A holder, whether on the cash or accrual method of tax accounting, will be required to include OID (other than OID on short-term Treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of the excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to a holder will be treated as a return of the holder's investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

            In the case of any Treasury security with a maturity of one year or less from the date of its issue (a "short-term Treasury Security"), in general only accrual basis taxpayers will be required to include OID in income as it accrues. Unless an accrual basis holder elects to accrue the OID on a short-term Treasury security on a constant yield to maturity basis, the OID will be accrued on a straight-line basis.

Information Reporting and Backup Withholding

            In general, information reporting requirements will apply to payments on Equity Units, senior notes, Treasury securities and shares of our common stock made to a holder, and to the proceeds of the sale or other disposition of such instruments, unless the holder is an exempt recipient such as a corporation. A backup withholding tax will apply to such payments if a holder fails to provide a taxpayer identification number or to satisfy certain other requirements, fails to provide a certification of exempt status, or fails to report in full interest income.

ERISA CONSIDERATIONS

            The following is a summary of certain considerations associated with the acquisition, holding and disposition of Equity Units (and the securities underlying such units) by employee benefit plans ("ERISA Plans") that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements ("Non-ERISA Plans" and, together with the ERISA Plans, the "Plans") that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" ("Plan Assets") of such plans, accounts and arrangements under U.S. Department of Labor (the "DOL") Regulation Section 2510.3-101.

General Fiduciary Matters

            ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation with respect to such a Plan, is generally considered to be a fiduciary of such Plan.

            In considering an investment of a portion of the assets of any such Plan in the Equity Units (and the securities underlying the Equity Units), a fiduciary should determine whether such investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any of the applicable similar laws.

            In addition, any insurance company proposing to invest assets of its general account in the Equity Units (and the securities underlying the Equity Units) should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

            Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving Plan Assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest, a disqualified person or a Plan fiduciary who engages in, or causes a Plan to engage in, a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

            The Equity Units (and the securities underlying the Equity Units) will be deemed to constitute Plan Assets and the acquisition, holding and disposition of the Equity Units (and the securities underlying the Equity Units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, if CenturyTel, the seller or the purchaser is a party in interest or disqualified person with respect to such Plan, unless an exemption is available. In this regard, the DOL has issued certain prohibited transaction class exemptions, or "PTCEs," that may apply to such transactions. Those class exemptions include, without limitation, PTCE 84-14 (respecting transactions effected by independent qualified professional asset managers), PTCE 90-1 (respecting investments by insurance company pooled separate accounts), PTCE 91-38 (respecting investments by bank collective investment funds), PTCE 95-60 (respecting investments by insurance company general accounts), PTCE 96-23 (respecting transactions effected by in-house asset managers), and PTCE 75-1 (respecting principal transactions by a broker-dealer). There can be no assurance, however, that all of the conditions required by any such exemption will be satisfied.

            Accordingly, due to the complexities of those rules and the penalties that may be imposed as a result of a non-exempt prohibited transaction, each holder, and the fiduciary of any Plan that is a holder, will be deemed to have represented and warranted by its purchase and/or holding of the Equity Units (and the securities underlying such Equity Units) on each day from and including the date of such purchase through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any Equity Unit (and any security underlying the Equity Units) that (i) it is not a Plan (ii) no Plan Assets have been used, or (iii) the acquisition, holding and the disposition of any Equity Unit (and any security underlying the Equity Units) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless a PTCE is available with respect to such transactions and all the conditions of such PTCE have been satisfied.

            In addition, no Plan will be permitted to participate in the remarketing program unless and until such Plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or other similar laws.

            The foregoing discussion is general in nature and is not intended to be all inclusive. Any Plan or other entity whose assets include Plan Assets subject to ERISA, Section 4975 of the Code or similar laws should consult its advisors and/or counsel before making an investment in the Equity Units.

UNDERWRITING

            CenturyTel and the underwriters named below, for whom                                 are acting as representatives, have entered into an underwriting agreement with respect to the Corporate Units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Corporate Units set forth in the following table:

Underwriters	Number of Corporate Units

Total

            The underwriters have agreed to purchase all of the Corporate Units sold under the underwriting agreement if they buy any of them, other than the Corporate Units covered by the option described below unless and until this option is exercised. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

            The underwriters are offering the Corporate Units, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of legal matters by their counsel, including the validity of the Corporate Units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

            We have granted an option to the underwriters to purchase up to an additional __,000,000 Corporate Units at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If any Corporate Units are purchased pursuant to this option, the underwriters will severally purchase Corporate Units in approximately the same proportions as set forth above.

            The following table summarizes the underwriting discount to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase ___, 000,000 additional Corporate Units.

Paid by CenturyTel	No Exercise	Full Exercise
Per Corporate Unit	$	$
Total	$	$

            The representatives have advised us that they propose initially to offer the Corporate Units to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per Corporate Unit. After the public offering, the public offering price, concession and discount may be changed.

            The expenses in connection with the offer and sale of the Corporate Units, other than underwriting discounts, are estimated at $                      .. This estimate includes expenses relating to printing, rating agency fees, trustees' fees and legal fees, among other expenses.

            We and our directors and executive officers have each agreed that for a period of 90 days, subject to certain exceptions, we and our directors and executive officers will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction that would have the same effect, without the prior written consent of the representatives of the underwriters. This agreement does not apply to issuances under our employee or director compensation plans or our employee or other investment plans. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

            The Corporate Units are a new issue of securities with no established trading market. We intend to apply to have the Corporate Units listed on the NYSE. We have been advised by the representatives that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

            Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units or shares of our common stock. The underwriters may, however, engage in transactions that stabilize the price of the Corporate Units or our common stock, such as bids or purchases that peg, fix or maintain the price of the Corporate Units or our common stock.

            In connection with the offering, the underwriters may make short sales of our Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than the underwriters are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the representatives of the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase the Corporate Units through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The representatives must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the Corporate Units or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Corporate Units and our common stock or preventing or retarding a decline in the market price of the Corporate Units and our common stock. As a result, the prices of the Corporate Units and our common stock may be higher than they would otherwise be in the absence of these transactions.

            The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the Corporate Units sold by or for the account of such underwriter in stabilizing or short-covering transactions.

            Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

            We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

            In the ordinary course of business, certain of the underwriters and their affiliates have provided, and may in the future provide, financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

LEGAL MATTERS

            The validity of the Equity Units and certain U.S. federal income tax matters will be passed upon for CenturyTel by Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P., New Orleans, Louisiana. Certain legal matters relating to the Equity Units will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York.

                                   Equity Units
(Initially consisting of                     Corporate Units)

PROSPECTUS SUPPLEMENT

______________________, 2002